As filed with the Securities and Exchange Commission on December 1, 2016

Registration No. 333-212295

Registration No. 333-212294

Registration No. 333-190481

Registration No. 333-167469

Registration No. 333-151701

Registration No. 333-134427

Registration No. 333-129732

Registration No. 333-116006

Registration No. 333-110866

Registration No. 333-33734

Registration No. 333-33772

Registration No. 333-87919

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212295

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212294

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190481

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-167469

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-151701

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-134427

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-129732
Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-116006
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-110866

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-33734

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-33772

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-87919

UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE INTELLIGENCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana	45-1505676
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7601 Interactive Way, Indianapolis, Indiana (Address of Principal Executive Offices)	46278 (Zip Code)

INTERACTIVE INTELLIGENCE GROUP, INC. 2006 EQUITY INCENTIVE PLAN

INTERACTIVE INTELLIGENCE GROUP, INC. EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

INTERACTIVE INTELLIGENCE GROUP, INC. OUTSIDE DIRECTORS STOCK OPTION PLAN

INTERACTIVE INTELLIGENCE GROUP, INC. 1999 STOCK OPTION AND INCENTIVE PLAN

INTERACTIVE INTELLIGENCE GROUP, INC. 401(K) SAVINGS PLAN

(Full title of the plans)

Jason Klavon

Chief Corporate Counsel

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

(Name and address of agent for service)

(317) 872-3000
(Telephone number, including area code, of agent for service)

Copy to:
Janelle Blankenship
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Interactive Intelligence Group, Inc. (the “Company”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities originally registered by the Company pursuant to such Registration Statements that remain unissued or unsold under such Registration Statements:

(1)

Registration Statement No. 333-87919, filed with the Securities and Exchange Commission (the “Commission”) on September 28, 1999, registering the offer and sale of 3,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the Interactive Intelligence Group, Inc. 1999 Stock Option and Incentive Plan, as amended (the “1999 Plan”) and 150,000 shares of Common Stock issuable pursuant to the Interactive Intelligence Group, Inc. Outside Directors Stock Option Plan, as amended (the “Outside Directors Plan”), as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-87919, filed with the Commission on May 24, 2006 and Post-Effective Amendment No. 2 to Registration Statement No. 333-87919, filed with the Commission on July 12, 2011;

(2)

Registration Statement No. 333-33772, filed with the Commission on March 31, 2000, registering the offer and sale of 500,000 shares of Common Stock and an indeterminate number of plan interests under the Interactive Intelligence Group, Inc. 401(k) Savings Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-33772, filed with the Commission on July 12, 2011;

(3)

Registration Statement No. 333-33734, filed with the Commission on March 31, 2000, registering the offer and sale of 500,000 shares of Common Stock under the Interactive Intelligence Group, Inc. Employee Stock Purchase Plan (the “ESPP”), as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-33734, filed with the Commission on July 12, 2011;

(4)

Registration Statement No. 333-110866, filed with the Commission on December 2, 2003, registering the offer and sale of an additional 300,000 shares of Common Stock issuable pursuant to the 1999 Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-110866, filed with the Commission on July 12, 2011;

(5)

Registration Statement No. 333-116006, filed with the Commission on May 28, 2004, registering the offer and sale of an additional 150,000 shares of Common Stock issuable pursuant to the Outside Directors Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-116006, filed with the Commission on May 24, 2006 and Post-Effective Amendment No. 2 to Registration Statement No. 333-116006, filed with the Commission on July 12, 2011;

(6)

Registration Statement No. 333-129732, filed with the Commission on November 16, 2005, registering the offer and sale of an additional 250,000 shares of Common Stock under the ESPP, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-129732, filed with the Commission on July 12, 2011;

(7)

Registration Statement No. 333-134427, filed with the Commission on May 24, 2006, registering the offer and sale of up to 4,950,933 shares of Common Stock issuable pursuant to the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-134427, filed with the Commission on July 12, 2011;

(8)

Registration Statement No. 333-151701, filed with the Commission on June 17, 2008, registering the offer and sale of an additional 900,000 shares of Common Stock issuable pursuant to the 2006 Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-151701, filed with the Commission on July 12, 2011;

(9)

Registration Statement No. 333-167469, filed with the Commission on June 11, 2010, registering the offer and sale of an additional 1,200,000 shares of Common Stock issuable pursuant to the 2006 Plan, as amended by Post-Effective Amendment No. 1 to Registration Statement No. 333-167469, filed with the Commission on July 12, 2011;

(10)	Registration Statement No. 333-190481, filed with the Commission on August 8, 2013, registering the offer and sale of an additional 2,000,000 shares of Common Stock issuable pursuant to the 2006 Plan;

(11)

Registration Statement No. 333-212294, filed with the Commission on June 29, 2016, registering the offer and sale of an additional 2,600,000 shares of Common Stock issuable pursuant to the 2006 Plan; and

(12)	Registration Statement No. 333-212295, filed with the Commission on June 29, 2016, registering the offer and sale of an additional 300,000 shares of Common Stock under the ESPP.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2016, by and among the Company, Genesys Telecommunications Laboratories, Inc., a California corporation (“Genesys”), Giant Merger Sub Inc., an Indiana corporation and a direct, wholly-owned subsidiary of Genesys (“Merger Sub”), and, solely for the purposes of Section 5.16 of the Merger Agreement, Greeneden Lux 3 S.àR.L., a societe a responsabilite limitee under the laws of Luxembourg, Greeneden U.S. Holdings I, LLC, a Delaware limited liability company, and Greeneden U.S. Holdings II, LLC, a Delaware limited liability company, Merger Sub merged with and into the Company on December 1, 2016 (the “Merger”), and the Company is continuing as the surviving corporation.

At the effective time of the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, each share of the Company’s Common Stock issued and outstanding immediately prior to such time (other than shares of Common Stock owned directly by the Company, Genesys or Merger Sub or any subsidiary of the Company, Genesys or Merger Sub) was automatically canceled and converted into the right to receive $60.50 in cash, without interest. As a result of the Merger, the Company became a wholly-owned subsidiary of Genesys. The Company is delisting its Common Stock from the NASDAQ Global Select Market and is deregistering its Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through the filing of a Form 25 with the Securities and Exchange Commission on December 1, 2016 and a Form 15 thereafter.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings set forth in the Registration Statements pursuant to Item 512 of Regulation S-K, the Company hereby amends each of the Registration Statements by deregistering any and all securities of the Company that were registered but were not issued or sold under the Registration Statements as of the date hereof.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 1, 2016.

Interactive Intelligence Group, Inc. (Registrant)

By:	/s/ Mark Alloy
	Name:	Mark Alloy
	Title:	Treasurer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 1, 2016.

Interactive Intelligence Group, Inc. 401(k)
Savings Plan

By:	Investment Committee

/s/ Jennifer Wiseman
Jennifer Wiseman, Authorized Signatory

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.